Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasurer
(864) 298-9800

GREENVILLE, S.C. (July 24, 2026) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first quarter of fiscal 2027.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2027 FIRST QUARTER RESULTS

First fiscal quarter highlights

Highlights from the first quarter include:

•	Net income of $6.1 million or $1.33 per diluted share in the first quarter;
•	Adjusted net income of $9.7 million or $2.12 per diluted share in the first quarter*;
•	Total revenues increased $6.4 million to $139.2 million, or 4.8%, compared to the same quarter of the prior fiscal year;
•	Gross loans outstanding increased 2.3% to $1.29 billion at June 30, 2026, from $1.26 billion at June 30, 2025;
•	Loans 0-60 days past due on a recency basis decreased from 19.2% as of June 30, 2025 to 18.1% as of June 30, 2026; and
•	Loans 61 days or more past due on a recency basis decreased from 5.4% as of June 30, 2025 to 5.2% as of June 30, 2026.

*See "Non-GAAP Financial Measures" for a reconciliation to the most directly comparable GAAP measure.

Portfolio results

Gross loans outstanding were $1.29 billion as of June 30, 2026, a 2.3% increase from the $1.26 billion of gross loans outstanding as of June 30, 2025.

During the most recent quarter, borrowing by existing customers increased compared to the prior-year quarter, while borrowing by new customers declined. Refinanced customer loan volume increased 4.3% in the most recent quarter, compared to the same quarter of fiscal year 2026. New customer loan volume decreased 40.1%, compared to the same quarter of fiscal year 2026. At the end of the prior fiscal year, we tightened our underwriting of new customers given the proportion of new customers already in the portfolio and increasing macroeconomic uncertainty. As a result, our customer base decreased by 1.9% during the twelve-month period ended June 30, 2026, compared to an increase of 4.0% for the comparable period ended June 30, 2025. We have since expanded underwriting and expect to carefully increase new customer lending in the coming quarters.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q1 FY 2027	Q1 FY 2026	Q1 FY 2025
New Customers	$24,930,044	$41,641,449	$31,834,005
Former Customers	$93,627,432	$96,035,870	$90,318,862
Refinance Customers	$640,399,793	$613,829,939	$559,874,646

As of June 30, 2026, the Company had 1,009 open branches. For branches open at least twelve months, same store gross loans increased 2.2% in the twelve-month period ended June 30, 2026, compared to a 1.1% increase for the twelve-month period ended June 30, 2025. For branches open throughout both periods, the customer base over the twelve-month period ended June 30, 2026, decreased 1.7%, compared to an increase of 5.9% for the twelve-month period ended June 30, 2025.

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WRLD Reports Fiscal 2027 First Quarter Results

Three-month financial results

Net income for the first quarter of fiscal 2027 increased by $4.5 million to $6.1 million from net income of $1.6 million for the same quarter of the prior fiscal year. Net income per diluted share was $1.33 in the first quarter of fiscal 2027, compared to $0.30 of net income per diluted share for the same quarter of the prior year. The first quarter of fiscal 2027 included $4.6 million ($3.6 million after tax) in expense related to the CEO transition. Adjusted net income, a non-GAAP financial measure that excludes the after-tax impact of the CEO transition expense, was $9.7 million for the first quarter of fiscal 2027 and adjusted net income per diluted share was $2.12. A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is provided under "Non-GAAP Financial Measures" below.

Total revenues for the first quarter of fiscal 2027 increased to $139.2 million, a 4.8% increase from $132.8 million for the prior fiscal year. Interest and fee income increased 5.4%, from $115.3 million in the first quarter of fiscal 2026 to $121.5 million in the first quarter of fiscal 2027. Insurance income remained essentially unchanged at $11.3 million in the first quarter of fiscal 2027, compared to $11.5 million in the first quarter of fiscal 2026. Interest and insurance yields for the quarter ended June 30, 2026, increased 91 basis points as compared to the quarter ended June 30, 2025. Other income increased $0.5 million, or 7.7%, to $6.4 million in the first quarter of fiscal 2027, as compared to $5.9 million in the first quarter of fiscal 2026.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology, which requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses decreased $6.7 million to $43.8 million, from $50.5 million when comparing the first quarter of fiscal 2027 to the first quarter of fiscal 2026. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q1 FY 2027	Q1 FY 2026	Difference	Reconciliation
Beginning Allowance - March 31	$112.0	$103.4	$8.6
Change due to Growth	$1.2	$3.3	$(2.1)	$(2.1)
Change due to Expected Loss Rate on Performing Loans	$1.4	$5.7	$(4.3)	$(4.3)
Change due to 90 days past due	$(2.1)	$(3.3)	$1.2	$1.2
Ending Allowance - June 30	$112.5	$109.1	$3.4	$(5.2)
Net Charge-offs	$43.3	$44.8	$(1.5)	$(1.5)
Provision	$43.8	$50.5	$(6.7)	$(6.7)

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

Net charge-offs for the quarter decreased $1.5 million, from $44.8 million in the first quarter of fiscal 2026, to $43.3 million in the first quarter of fiscal 2027. Net charge-offs as a percentage of average net loans receivable on an annualized basis decreased to 18.2% in the first quarter of fiscal 2027 from 19.4% in the first quarter of fiscal 2026. Net charge-offs during the quarter include recoveries of $1.6 million related to the sale of prior charge-offs.

Accounts 61 days or more past due decreased to 5.2% on a recency basis at June 30, 2026, compared to 5.4% at June 30, 2025. Recency delinquency on accounts 0 to 60 days past due decreased from 19.2% at June 30, 2025, to 18.1% at June 30, 2026. Our allowance for credit losses as a percentage of net loans receivable was 11.8% at June 30, 2026, compared to 11.6% at June 30, 2025.

The table below has been updated to reflect the customer tenure-based methodology, which aligns with our CECL methodology and illustrates changes in portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
06/30/2021	$382,753,073	$840,444,842	$1,223,197,915
06/30/2022	$522,860,576	$1,119,072,168	$1,641,932,744
06/30/2023	$342,360,417	$1,055,724,428	$1,398,084,845
06/30/2024	$255,485,267	$1,019,396,030	$1,274,881,297
06/30/2025	$290,461,702	$973,963,799	$1,264,425,501
06/30/2026	$307,010,805	$983,106,650	$1,290,117,455

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WRLD Reports Fiscal 2027 First Quarter Results

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
06/30/2021	$27,316,000	$127,928,141	$155,244,141
06/30/2022	$140,107,503	$278,627,326	$418,734,829
06/30/2023	$(180,500,159)	$(63,347,740	$(243,847,899)
06/30/2024	$(86,875,150)	$(36,328,398)	$(123,203,548)
06/30/2025	$34,976,435	$(45,432,231)	$(10,455,796)
06/30/2026	$16,549,103	$9,142,851	$25,691,954

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
06/30/2021	31.3%	68.7%
06/30/2022	31.8%	68.2%
06/30/2023	24.5%	75.5%
06/30/2024	20.0%	80.0%
06/30/2025	23.0%	77.0%
06/30/2026	23.8%	76.2%

General and administrative (“G&A”) expenses increased $5.8 million, or 8.2%, to $76.1 million in the first quarter of fiscal 2027, compared to $70.4 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 53.0% during the first quarter of fiscal 2026 to 54.7% during the first quarter of fiscal 2027. G&A expenses were negatively impacted by $4.6 million in CEO transition-related expenses.

Personnel expense increased $5.1 million, or 11.1%, during the first quarter of fiscal 2027 as compared to the first quarter of fiscal 2026. Personnel expenses were negatively impacted by $4.3 million in CEO transition expenses.

Salary expense increased approximately $2.5 million, or 7.8%, during the quarter ended June 30, 2026, compared to the quarter ended June 30, 2025. Severance related costs increased salary expense by $2.1 million in the first quarter of fiscal 2027 compared to the first quarter of fiscal 2026. Our headcount as of June 30, 2026, remained relatively flat compared to June 30, 2025.

Benefit expense decreased approximately $1.0 million, or 10.6%, when comparing the quarterly periods ended June 30, 2026 and 2025.

Incentive expense increased $3.3 million in the first quarter of fiscal 2027 compared to the first quarter of fiscal 2026. The increase in incentive expense is primarily due to $2.0 million in CEO transition expense.

Occupancy and equipment expense increased approximately $0.2 million, or 2.1%, when comparing the quarterly periods ended June 30, 2026 and 2025.

Advertising expense decreased $0.2 million, or 7.6%, in the first quarter of fiscal 2027 as compared to the first quarter of fiscal 2026 due to decreased spending on new customer acquisition programs.

Interest expense for the quarter ended June 30, 2026, increased by $1.8 million, or 18.6%, from the corresponding quarter of the previous year. Interest expense primarily increased due to a 27.6% increase in average debt outstanding for the quarter, partially offset by a 6.3% decrease in the effective interest rate from 8.3% to 7.8%. The average debt outstanding increased from $456.2 million to $582.3 million, when comparing the quarters ended June 30, 2025 and 2026. The Company’s debt to equity ratio increased to 1.6:1 at June 30, 2026, compared to 1.1:1 at June 30, 2025. As of June 30, 2026, the Company had $572.8 million of debt outstanding.

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WRLD Reports Fiscal 2027 First Quarter Results

Other key return ratios for the first quarter of fiscal 2027 included a 3.6% return on average assets and a return on average equity of 10.6% (both on a trailing twelve-month basis).

The Company repurchased 15,858 shares of its common stock at an aggregate purchase price of approximately $2.2 million during the first quarter of fiscal 2027. This is in addition to repurchases of 858,642 shares during fiscal 2026 at an aggregate purchase price of approximately $132.4 million. The Company repurchased 16.5% of its outstanding shares in fiscal 2026. As of June 30, 2026, the Company had approximately $10.0 million in aggregate remaining repurchase capacity under its current share repurchase program and $63.8 million in aggregate remaining repurchase capacity under the terms of its revolving credit facility (subject to further board approval). The Company repurchased 400,617 shares during fiscal 2025 at an aggregate purchase price of approximately $54.2 million. The Company had approximately 4.5 million common shares outstanding, excluding 140,250 unvested restricted shares, as of June 30, 2026.

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

For purposes of assessing performance, the Company will present adjusted net income and adjusted net income per diluted share to remove the after-tax impact of the CEO transition expense from the corresponding GAAP earnings metrics. Management believes these non-GAAP measures provide investors with useful supplemental information regarding the Company's operating performance by excluding an item management does not consider indicative of ongoing operations.

This measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP earnings or other income statement data prepared in accordance with GAAP. The following table reconciles GAAP net income to Adjusted net income:

Three months ended June 30,
2026

Income before income taxes	$7,898,157

Expenses:
Personnel	4,317,348
Other	324,061
Adjusted income before income taxes	12,539,566
Income tax expense at actual rate	2,846,481
Adjusted net income	$9,693,085

Weighted average dilutive shares outstanding	4,581,141

Adjusted net income per common share, diluted	$2.12

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WRLD Reports Fiscal 2027 First Quarter Results

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

First quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=5a6pOxq2. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” "intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including pursuant to policies of the current U.S. administration; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory examinations, proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management, including the recent CEO transition and ongoing search for a permanent replacement; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation and macroeconomic uncertainty; political and other risks, including the impact of wars, geopolitical conflict, regional conflicts and terrorism; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s revolving credit facility and warehouse facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2026, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2027 First Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended June 30,
	2026	2025
Revenues:
Interest and fee income	$121,515	$115,303
Insurance and other income, net	17,694	17,472
Total revenues	139,209	132,775

Expenses:
Provision for credit losses	43,757	50,516
General and administrative expenses:
Personnel	50,826	45,762
Occupancy and equipment	12,035	11,786
Advertising	2,125	2,299
Amortization of intangible assets	774	831
Other	10,371	9,683
Total general and administrative expenses	76,131	70,361

Interest expense	11,423	9,630
Total expenses	131,311	130,507

Income before income taxes	7,898	2,268

Income tax expense	1,791	684

Net income	$6,107	$1,584

Net income per common share, diluted	$1.33	$0.30

Weighted average diluted shares outstanding	4,581	5,289

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WRLD Reports Fiscal 2027 First Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	June 30, 2026	March 31, 2026	June 30, 2025
ASSETS
Cash	$10,420	$6,071	$3,019
Gross loans receivable	1,293,946	1,278,988	1,264,341
Less:
Unearned interest, insurance and fees	(336,721)	(325,064)	(326,215)
Allowance for credit losses	(112,509)	(112,047)	(109,027)
Loans receivable, net	844,716	841,877	829,099
Restricted cash	17,558	23,303	5,107
Income taxes receivable	7,793	2,421	7,629
Operating lease right-of-use assets, net	72,782	71,527	74,572
Property and equipment, net	17,220	17,431	19,138
Deferred income taxes, net	37,111	41,241	29,905
Other assets, net	60,632	38,669	42,432
Goodwill	7,371	7,371	7,371
Intangible assets, net	3,436	4,209	6,564
Total assets	$1,079,039	$1,054,120	$1,024,836

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Revolving credit facility	$467,649	$443,935	$302,674
Warehouse facility	105,182	143,293	—
Senior unsecured notes payable, net	—	—	169,064
Operating lease liability	75,240	73,965	77,087
Accounts payable and accrued expenses	65,266	37,996	47,381
Deferred revenue (contract liability)	3,522	3,926	3,027
Total liabilities	716,859	703,115	599,233

Shareholders' equity	362,180	351,005	425,603
Total liabilities and shareholders' equity	$1,079,039	$1,054,120	$1,024,836

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WRLD Reports Fiscal 2027 First Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended June 30,
	2026	2025

Gross loans receivable	$1,293,946	$1,264,341
Average gross loans receivable (1)	1,280,587	1,239,483
Net loans receivable (2)	957,225	938,126
Average net loans receivable (3)	950,211	922,484

Expenses as a percentage of total revenue:
Provision for credit losses	31.4%	38.0%
General and administrative	54.7%	53.0%
Interest expense	8.2%	7.3%
Operating income as a % of total revenue (4)	13.9%	9.0%

Loan volume (5)	758,916	751,502

Net charge-offs as percent of average net loans receivable on an annualized basis	18.2%	19.4%

Return on average assets (trailing 12 months)	3.6%	7.8%

Return on average equity (trailing 12 months)	10.6%	19.1%

Branches opened or acquired (merged or closed), net	—	(10)

Branches open (at period end)	1,009	1,014

(1)	Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period.
(2)	Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3)	Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period.
(4)	Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5)	Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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